	Company Contact:	Maggie Feeney
Executive Vice President and
Chief Financial Officer
Final For Release		Cache Inc.
(212) 575-3206

	Investor Relations:	Allison Malkin/Jane Thorn Leeson
ICR, Inc.
(203) 682-8225/(646) 277-1223

CACHE REPORTS THIRD QUARTER FISCAL 2010 RESULTS
Third Quarter Comparable Store Sales Were Flat
Third Quarter Loss per Share of $0.39
Cash and Marketable Securities Totals $26.8 million at Quarter End

New York, New York – November 10, 2010 – Cache Inc., (NASDAQ: CACH), a specialty chain of women’s apparel stores, reported results for the thirteen (“third quarter”) and thirty-nine week periods (“first nine months”) ended October 2, 2010.

For the 13-week period ended October 2, 2010:
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Net sales increased 1.3% to $45.5 million from $44.9 million in the third quarter of fiscal 2009. Comparable store sales were flat, as compared to a decrease of 21.7% in the third quarter of fiscal 2009;

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Net loss totaled $5.0 million or ($0.39) per share, including $0.08 per share in legal fees related to pending litigation. This compares to a net loss of $6.8 million or ($0.53) per share in the third quarter of fiscal 2009;

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Adjusted net loss for the 13-week period in fiscal 2010 was $4.0 million or ($0.31) per share, excluding legal fees related to pending litigation, compared to an adjusted net loss of $5.5 million or ($0.43) per share, excluding separation agreement costs.

Thomas Reinckens, Chairman and Chief Executive Officer, commented: “Our third quarter results were improved from the prior year, but were disappointing nonetheless, as the strength we saw early in the quarter did not carry through to our fall collections, with certain deliveries not meeting our customers’ expectations. We believe we are seeing the initial benefits from our initiatives to create more cohesive lifestyle assortments, as evidenced by the strength of our sportswear sales.  However, we were too conservative in our tops and dress classifications and are adding more fashion to these key categories, going forward.  We continued to manage expenses well and ended the quarter with a strong balance sheet.  During the quarter, operating expenses declined by 310 basis points as a percentage of net sales, and at quarter end, cash and cash equivalents were $26.8 million and inventory at cost declined 5.8% from the year-ago period.

As we begin the important holiday season, we recognize that the environment remains challenging and as such we will continue to focus on our key merchandising initiatives while reducing promotional offers as compared to last year and diligently managing expenses and inventory. We believe our strategies will result in improved financial performance and increased value for our shareholders.”

For the 39-week period ended October 2, 2010:

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Net sales decreased 2.7% to $150.6 million from $154.8 million in the first nine months of fiscal 2009. Comparable store sales decreased 0.6%, as compared to a  decrease of 21.8% in the first nine months of fiscal 2009;

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Net loss was $8.2 million or ($0.64) per share, including $0.08 per share in legal fees related to pending litigation. This compares to a net loss of $7.5 million or ($0.59) per share in the first nine months of fiscal 2009;

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Adjusted net loss for the first nine months of fiscal 2010 was $7.2 million or ($0.56) per share, excluding legal fees related to pending litigation, compared to an adjusted net loss of $6.2 million or ($0.48) per share, excluding separation agreement costs.

Gross profit for the third quarter of fiscal 2010 was $15.9 million, or 34.9% of net sales, compared to $14.2 million, or 31.6% of net sales, in the third quarter of fiscal 2009. For the first nine months of fiscal 2010, gross profit was $57.6 million, or 38.2% of net sales, compared to $61.2 million, or 39.6% of net sales, in the first nine months of fiscal 2009. Gross profit margin expansion in the third quarter of fiscal 2010 was driven by lower markdowns, during the period. The decline in gross profit margin for the first nine months of fiscal 2010 was primarily due to a decrease in sales, an increase in markdowns, as well as an increase for in-house design team and sourcing costs.

In total, operating expenses were $24.0 million, or 52.7% of net sales, as compared to $25.1 million, or 55.8% of net sales, in the third quarter of fiscal 2009. For the first nine months of fiscal 2010, total operating expenses were $70.8 million, or 47.0% of net sales, compared to $73.3 million, or 47.3% of net sales, in the first nine months of fiscal 2009. Operating expenses for the 13-week and first nine months of fiscal 2010 included $1.6 million in one-time legal fees. Operating expenses for the 13-week and first nine months of fiscal 2009 included $2.1 million in separation agreement costs. The decrease in operating expenses for the quarter and first nine months of fiscal 2010 was primarily driven by a reduction in store payroll, depreciation and other store operating expense categories.

At October 2, 2010, cash and marketable securities totaled $26.8 million compared to $34.2 million in cash and marketable securities at September 26, 2009. Prepaid rent increased $3.4 million at quarter end from the prior year period, due to the payment of October 2010 rents prior to the end of the quarter. In fiscal 2009, October rents were paid after quarter end. Total inventory at cost decreased 5.8% at quarter end from the prior-year period. Working capital decreased by $7.6 million to $33.0 million from $40.6 million at September 26, 2009, primarily due to operating losses.

A table summarizing financial results follows:

Thirty-Nine Weeks Ended		Thirteen Weeks Ended
October 2,	Sept. 26,	October 2,	Sept. 26,
2010	2010	2010	2010
($ thousands, except for per share data, share numbers and store count)

Net sales	$150,649	$154,813	$45,524	$44,941
Operating loss	(13,264)	(12,063)	(8,090)	(1,0854)
Legal fees related to pending litigation	1,637	-	1,637	-
Separation agreement costs	-	2,121	-	2,121

Operating loss before	(11,627)	(9,942)	(6,453)	(8,733)
Legal fees and separation costs

Net loss	(8,211)	(7,533)	(5,027)	(6,783)
Net loss before legal fees	(7,201)	(6,205)	4,017)	(5,457)
and separation costs

Basic and Diluted loss per share	$(0.64)	$(0.59)	$(0.39)	$(0.53)

Per share–Legal fees	$0.08	$-	$0.08	$-
Per share–Separation agreement costs	$-	$0.10	$-	$0.10

Basic and Diluted loss per share excluding	$(0.56)	$(0.48)	$(0.31)	$(0.43)
Legal fees and separation costs

Basic and Diluted weighted average shares outstanding	12,774,000	12,810,000	12,780,000	12,748,000

Number of stores open at end of period	281	289	281	289

Store Opening Plans

During the third quarter, the Company closed three stores, ending the period with 281 stores in operation. For the remainder of fiscal 2010, the Company plans to open two additional new stores and close one additional store, ending the year with approximately 282 locations and approximately 570,000 square feet in operation.

Conference call information

The Company announced that it will conduct a conference call to discuss its third quarter fiscal 2010 results today, November 10, 2010 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.cache.com. A replay of this call will be available until November 17, 2010 and can be accessed by dialing (877) 870-5176 and entering PIN number 359940.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women who have a youthful attitude and are self-confident. We currently operate 281 stores, primarily situated in central locations in high traffic, upscale malls in 43 states, the Virgin Islands and Puerto Rico.

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, ability to successfully open new stores, dependence on management, dependence on vendors and distributors, reliance on foreign manufacturers, material weakness in our internal controls, industry trends, merchandise and fashion trends, competition, seasonality and changes in general economic conditions and consumer spending patterns, as well as other risks outlined from time to time in the filings of Cache, Inc. with the Securities and Exchange Commission.